                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in each of the twelve Registration Statements on Form S-8 (No. 33-14717, No. 33-51454, No. 33-34920, No. 33-57082,
No. 33-62185, No. 333-01061, No. 333-03385, No. 333-47459, No. 333-47461, No.
333-67493, No. 333-75145 and No. 333-79099), in the Prospectuses constituting part of the Registration Statements on Form S-3 (No. 333-68017 and No. 333-73177), and in the Prospectus constituting part of the Registration Statement on Form S-4 (No. 333-71587) of Mattel, Inc. of our report dated February 4, 1997 (except for note 15, as to which the date is March 27, 1997) relating to the consolidated financial statements of Tyco Toys, Inc. and subsidiaries, not presented separately herein, appearing in this Current Report on Form 8-K of Mattel, Inc.



/s/ DELOITTE & TOUCHE LLP
-------------------------

Philadelphia, Pennsylvania

June 8, 1999